SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                Commission File Number  0-1339

                        Oregon Metallurgical Corporation
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            (Exact name of registrant as specified in its charter)

        530 Southwest 34th Avenue - P.O. Box 580, Albany, Oregon 97321
                                (541) 967-9000
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $1.00 par value per share
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                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [x] Rule 12h-3(b)(1)(i)  [x]

             Rule 12g-4(a)(1)(ii)  [ ] Rule 12h-3(b)(1)(ii) [ ]

             Rule  12g-4(a)(2)(i)  [ ] Rule 12h-3(b)(2)(i)  [ ]

             Rule 12g-4(a)(2)(ii)  [ ] Rule 12h-3(b)(2)(ii) [ ]
                                       Rule 15d-6           [ ]

      Approximate number of holders of record as of the certification or notice date: One

      Pursuant to the requirements of the Securities Exchange Act of 1934, Oregon Metallurgical Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 25, 1998                 By:    /s/ James L. Murdy
                                             ---------------------------
                                             James L. Murdy


                                      Title: Executive Vice President-Finance
                                             and Administration and Chief
                                             Financial Officer, Allegheny
                                             Teledyne Incorporated
                                             -----------------------------------
                                             on behalf of Oremet Metallurgical
                                             Corporation, pursuant to Rule
                                             12g-4(b) of the Securities
                                             Exchange Act of 1934